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                                                                      Exhibit 5

                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT, is effective as of March 31, 1997, by and between Thomas F. Rains (the Employee) and Ultra Pac. Inc., a Minnesota corporation (the
Company);
                                   RECITALS

     WHEREAS, the Company is in the business of manufacturing and distributing thermal formed plastic packaging; and

     WHEREAS, the Company has employed the Employee and desires to continue to employ the services of the Employee, and the Employee is willing to enter into this Agreement as set forth herein upon receipt of the consideration set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, it is hereby agreed:

     1.) Definitions - For purposes of this Agreement, the following words shall have the indicated meanings hereinafter set forth:

     (a) The "Business" means all business developed by the Company before or during the term of this Agreement.

     (b) The "Company" means the Company and any existing or future affiliates, including parent, subsidiaries, divisions, joint ventures, and partnerships.

     (c) "Confidential Information" means any information or compilation of information possessed by the Company that derives independent economic value, actual or potential, from not being generally known too, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, including but not limited to: (a) any information not generally known in the industry of the Business regarding the Company's products, pricing of products, research, development, marketing, servicing, business systems, and techniques; (b) financial information concerning the Business and customers of the Company, including, but not limited to, information concerning accounts receivable of the customers of the Company; (c) quantity and type of products and services purchased by customers from the Company, and (d) any information that the Company may from time designate as "confidential," "proprietary," or "trade secrets" which is not generally known in the industry of the Business.

     (d) "Competing Business" means any company, person, entity, or organization other than the Company engaged in or about to become engaged in the developing, marketing, manufacturing, selling of any product, good, or service which is an alternative to or which is marketed in direct competition with any product, good, or service of the Company.



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     (e) "Product" means collectively the products and services sold by the
     Company to its customers.

     (f) "Inventions" means discoveries, improvements, and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable:

           (1) Which relate directly to the Company's business;

           (2) Which relate to the Company's actual or demonstrably anticipated research or development;

           (3) Which result from any work performed by the Employee for the Company;

           (4) For which equipment, supplies, facility, or trade secret information of the Company are used; or

           (5) Which is developed on any Company time.

     2.) Employment - The Company hereby retains the Employee to provide such services on behalf of the Company as the Company's COO and CEO/President may from time to time specify. The Employee hereby accepts employment with the Company to provide said services upon the terms and conditions hereinafter set forth. In performance of the services hereunder, the Employee agrees to comply with such rules, regulations, instructions, and policies, as the Company may from time to time adopt.

     3.) Term - The Company hereby retains the Employee for a term of eighteen
(18) months, beginning on March 1, 1997, and ending on August 31, 1998, unless terminated earlier as provided by Section 11 of this Agreement. After the initial 18 month term, this Agreement will continue month to month thereafter until terminated by either the Company or Employee on 30 days written notice. Notwithstanding any termination of this Agreement, the Employee's duties regarding confidentiality and his covenant not to compete as set forth herein will survive.

     4.) Compensation - Subject to the provisions of Section 11 herein, the Company agrees to pay, and the Employee agrees to accept for his services rendered hereunder the following:

     (a) Salary - A gross salary of $25,000 per year, which amount shall be inclusive of all Company contributions on behalf of Employee to employee benefit plans maintained by the Company (other than any Company contributions attributable the Employee's pre-tax salary reduction contributions). The Employee's salary net of Company contributions to employee benefit plans shall be paid weekly or at such other times as may be agreed to by the Company and Employee. Any increase in the Employee's salary will be determined by the Company's President and/or Board of Directors in his/their sole discretion.


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     (b) Benefits - The Employee shall be eligible to continue participating under the Company's employee benefit plans in accordance with the terms of such plans. Without limiting the generality of the above statement, Employee and his currently-covered dependents shall, for the term of this Agreement, specifically be eligible to continue participating under the Company's medical benefit plan as it shall from time to time exist.

     5.) Stock Options - The Employee may be granted the right to purchase certain shares of the Company's stock pursuant to the Company's Stock Option Plan and as determined by the Company's Board of Directors.

     6.) Vacation - The Employee will be entitled to vacation each year in accordance with the Company's vacation policy, during which time his compensation as set forth herein will be paid in full.

     7.) Inventions - With respect to Inventions made, authored, or conceived by the Employee, either solely or jointly with others, during the Employee's employment, whether or not during normal working hours or whether or not on the Company's premises, the Employee shall:

     (a) Keep accurate, complete, and timely records of such Inventions, which records will be the Company's property and be retained on the Company's premises.

     (b) Promptly and fully disclose and describe such Inventions in writing to the Company.

     (c) Assign (and Employee does hereby assign) to the Company all of his rights to such Inventions and to applications for letters, patents, and/or copyrights in all countries and to letters, patents, and/or copyrights granted upon such Inventions in all countries.

     (d) Acknowledge and deliver promptly to the Company (without charge to the Company but at the Company's expense) such written instruments and to do such other acts as may be necessary in the Company's opinion to preserve property rights against forfeiture, abandonment or loss and to obtain and maintain letters, patents, and/or copyrights and to vest the entire right and title thereto in the Company.

     8.) Confidentiality - The Employee may have access to Confidential Information which the Company desires to protect at all times. Therefore:

     (a) The Employee understands, acknowledges, and agrees that:

         (1) Confidential Information includes all types of information described in Section 1 (c) at the outset of this Agreement;

         (2) The Employee's duties may involve the use of the Confidential Information;


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     (3) The Company has expended substantial sums of money, time, and effort in developing such Confidential Information; and

     (4) The Company will be substantially harmed in the competitive marketplace if the Confidential Information is used to its detriment or to the benefit of others.

(b)  In recognition of the foregoing, the Employee agrees that:

     (1) The Employee will not during or after employment with the Company, directly or indirectly use or disclose any Confidential Information to any other person, firm or company, or in any way use for his benefit, or to the detriment of the Company, any information or knowledge obtained during the course of his employment with the Company, except as required in the conduct of the Company's business or as authorized in writing by the Company; and

     (2) All memoranda, notes, records, papers, and other documents and all copies thereof relating to the Company's operation of Business and all objects related thereto are and remain the property of the Company; including, but not limited to, those developed, investigated, or considered by the Company. The Employee will not copy or duplicate any of the aforementioned documents or objects nor use any information contained therewith, except for the Company's benefit, either during or after his employment.

9.) Termination - In addition to the expiration of the term specified in
Section 3 herein,

     (1)   This Agreement will immediately terminate:

           a. Upon five (5) days' notice time notice if the Employee resigns from the Company.

           b.   Immediately if the Employee dies.

(b) Immediately, upon notice from the Company, if any one of the following occurs as determined in the sole discretion of the Company's President and/or Board of Directors:

     (1) The Employee's theft of the Company's property or the Employee's dishonesty;

     (2) The Employee's material violation of the Company's rules, regulations, instructions or policies;



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        (3)  The Company is dissolved, liquidated, merged, consolidated, adjudicated bankrupt, or substantially all of its assets are sold;
             or

        (4) The Employee's commission of a crime or other act which would materially damage the reputation of the Company.

    (c) If the Employee becomes incapacitated, mentally or physically, to the extent that a certified medical doctor with a specialty in the type of disability, certifies the Employee is unable to perform his duties under this Agreement.

    (d) Upon termination of this Agreement for any reason, the Employee will immediately:

        (1) Discontinue servicing any customers of the Company, and the use of any property, facilities, and services provided by the Company;

        (2) Discontinue the use of any and all programs, client lists, records, or contacts, unless a written agreement thereon provides otherwise;

        (3) Return to the Company equipment, lists, documents, and all other property of the Company; and

        (4) Discontinue further representation of himself as agent, employee, or other person connected with the Company.

    10.) Covenant Not to Compete - The parties agree that the Company would be substantially harmed if the Employee competes with the Company during employment with the Company or after termination of employment with the Company. Therefore, in exchange for benefits provided to the Employee hereunder, the Employee agrees that during his employment with the Company and for a period of one year after termination of such employment for any reason, the Employee will not directly or indirectly, without the written consent of the Company:

    (a) Render services to or for any person, firm, or corporation or other organization for compensation or profit, or engage in any activity that competes with the interest of the Company or in any way assists any Competing Business in the State of Minnesota and such other states where the Company may establish customers or potential customers during the term of this Agreement; provided, however, that ownership of stock or other securities in a publicly held corporation, for which the Employee's sole purpose is that of an investor, is not prohibited;

    (b) Hire, offer to hire, entice away, or in any other way persuade or attempt to persuade any employee, officer, agent, independent contractor, supplier, customer, or subcontractor of the Company to discontinue their relationship with the Company; and

    (c) Vilify, criticize, or otherwise slander or defame the business or business practices of the Company or its officers, directors, or employees.


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     11.) Consideration - The Employee acknowledges and agrees that beyond his continued employment with the Company, the Employee has been offered and has voluntarily accepted the following consideration for his agreements specified herein:

     (a) Compensation payable in such amount as set forth in Section 4;

     (b) Access to new Confidential Information as set forth in the provisions of this Agreement;

     12.) Remedy - The Employee understands that the Company may not have an adequate remedy at law for the threatened breach or breach of any covenant set forth in this Agreement, and agrees that in the event of any breach thereof the Employee shall reimburse the Company for its reasonable attorneys' fees and costs incurred in enforcing its rights under this Agreement; and further agrees that in the event of a breach or a threatened breach, in addition to other remedies which may be available to it, the Company has the right to sue in equity and enjoin the Employee for a breach or threatened breach of this Agreement.

     13.) Assignment - The Employee may not transfer or assign this Agreement or any of the Employee's rights or obligations hereunder.

     14.) Binding Effect - This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors, and legal representatives.

     15.) Gender Clause - All pronouns and any variations thereof shall be deemed to refer to the masculine or feminine as the identity of the person may require.

     16.) Law Governing - This Agreement will be construed and governed in accordance with the laws of the State of Minnesota.

     17.) Jurisdiction/Venue - The Company and the Employee consent to jurisdiction of the courts of the State of Minnesota and/or the Federal District Courts, Fourth Division, State of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement or any other instrument or document executed or delivered in connection herewith and that venue, for the purpose of all such suits, shall be in Hennepin County, State of Minnesota.

     18.) Entire Agreement - This Agreement contains the entire agreement between the parties and no amendments or additions or deletions will be valid unless made in writing and signed by the parties hereto. There is merged herewith all prior and collateral representations, promises, and conditions concerning the Employee and the Company. This Agreement replaces, supersedes, and nullifies all prior agreements or arrangements between the parties relating to the subject matter of this Agreement.

     19.) Severable - In the event any portion of this Agreement is found to be invalid or unenforceable by any court of competent jurisdiction, the same will not affect in any respect whatsoever the validity of the remainder of this Agreement.


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     20.) Captions - Article, paragraph, or section titles or other headings contained in this Agreement are for convenience only and will not be deemed a part of the context of this Agreement.

     21.) Notices - Any notice required or permitted to be given under this Agreement will be sufficient if in writing and sent by registered or certified mail, in the case of the Employee, to the residence of the Employee as set forth in the employment records of the Company, or in the case of the Company, to the principal office of the Company, whichever will be applicable.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

   THE COMPANY:                                 THE EMPLOYEE:
Ultra Pac. Inc.


By: /s/ William J. Howard                       /s/ Thomas F. Rains
   -------------------------------              -------------------------------
   Its: Chief Operating Officer                 Thomas F. Rains




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